AMENDMENT TO LEASE AGREEMENT
     THIS AMENDMENT TO LEASE AGREEMENT (the “Amendment”) is made and entered into effective as of September 24, 2004, by and between SPIRIT FINANCE ACQUISITIONS, LLC, a Delaware limited liability company (“Lessor”), and SIGNIFICANT EDUCATION, LLC, a Delaware limited liability company (“Lessee”).
     Lessor and Lessee entered into a Lease Agreement dated as of June 28, 2004 (the “Lease”) with respect to real property and improvements as described in the Lease. Terms not defined in this Amendment have the meanings given to them in the Lease. Lessor and Lessee wish to modify the Rent Adjustment as described in this Amendment.
     In consideration of the foregoing recitals and other good and valuable consideration, the receipt of which is hereby acknowledged, Lessor and Lessee agree as follows:
1. Rent Adjustment. Section 4.B of the Lease is hereby deleted in its entirety and the following Section 4.B is hereby substituted in lieu thereof:
     B. Scheduled Adjustments. On the first Adjustment Date and on each Adjustment Date thereafter, the Base Annual Rental shall increase by an amount equal to the Rent Adjustment. The “Rent Adjustment” shall be an amount equal to the lesser of (1) five percent (5%) of the Base Annual Rental in effect immediately prior to the applicable Adjustment Date, or (2) 1.25 times the product of (i) the percentage change between the Price Index (as defined below) for the month two months prior to the Effective Date or the Price Index used for the immediately preceding Adjustment Date, as applicable, and the Price Index for the month two months prior to the applicable Adjustment Date, and (ii) the then current Base Annual Rental. “Price Index” shall mean the Consumer Price Index which is designated for the applicable month of determination as the United States City Average for All Urban Consumers, All Items, Not Seasonally Adjusted, with a base period equaling 100 in 1982 — 1984, as published by the United States Department of Labor’s Bureau of Labor Statistics or any successor agency. Notwithstanding any provision contained herein, in no event shall Base Annual Rental be reduced as a result of the application of the Rent Adjustment described in this Section 4.B. In the event that the Price Index ceases to be published, its successor index as published by the same Governmental Authority which published the Price Index shall be substituted and any necessary reasonable adjustments made by Lessor and Lessee in order to carry out the intent of this Section. In the event there is no successor index, Lessor shall reasonably select an alternative price index that will constitute a reasonable substitute for the Price Index.
2. Adjustment Date. The definition of “Adjustment Date” in Exhibit A of the Lease shall be deleted in its entirety and replaced with the following:

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“Adjustment Date” means July 1, 2006, and each successive July 1 that is 24 months following the previous Adjustment Date during the Lease Term (including any Extension Term).
3. Ratification. Except as expressly stated herein, the Lease shall remain in full force and effect. If there is any conflict between the Lease and the terms of this Amendment, the terms of this Amendment shall control.
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     Lessor and Lessee have executed this Amendment as of the date set forth above.

LESSOR: SPIRIT FINANCE ACQUISITIONS, LLC
By:	/s/ Gregg A. Seibert
Printed Name: Gregg A. Seibert
	Title:	Senior Vice President

LESSEE: SIGNIFICANT EDUCATION, LLC
By:	/s/ Brent Richardson
Printed Name: Brent Richardson
	Title:	Chief Executive Officer

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